Exhibit 10.49

Demand Promissory Note

November 7, 2006

For value received, the undersigned, Global Energy, Inc. (hereinafter “GE”), 312 Walnut Street, Suite 2650, Cincinnati, OH 45202, promises to pay to T. R. Doyle (hereinafter “TRD”), 20117 Wildcat Run Drive, Estero, FL 33928, or his assigns, the principal sum of $500,000.00 with a financing fee of $125,000.00.

The entire Principal and fee amounts shall be due and payable no later than 1/31/07 and payable upon demand thereafter. If the principal is not paid in full at 1/31/07, a penalty of 10% of the outstanding principal will be applied to the remaining balance. Interest will accrue on the new balance at the rate of 10% per year.

The Principal and fee amounts are to be paid in lawful money of the United States and otherwise in accordance with the provisions hereof.

This note is secured by $3.72 million of invoices due from SG Solutions, LLC and all interest of GE in the Westfield Development Centre property in Fife, Scotland. All security interests mentioned above will be released provided TRD has received his full principal.

The Financing Fee shall be $125,000.00 payable with the principal repayment or at such other time as may be agreed by the Parties.

This note shall be governed by and construed in accordance with the laws of Ohio.

Upon receipt of evidence satisfactory to the Maker of the loss, theft, destruction or mutilation of this note and, in the case of such loss, theft, or destruction, upon delivery to the Maker of security or indemnity in an amount and form reasonably satisfactory to the Maker, the Maker will execute and deliver, in lieu thereof, a new Note of like tenor, date, maturity, and payment amount.

The terms and conditions in this note shall be binding upon, inure to the benefit of, and be enforceable by the successors and assigns of TRD. No waiver by TRD of any breach or default under this note shall be deemed a waiver of any preceding or succeeding breach or default and no failure of TRD to exercise any right or privilege hereunder shall be deemed a waiver of the rights of TRD to exercise the same or any other right or privilege at any subsequent time or times.

In the event that one or more of the provisions contained in this note are held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this note shall be construed as if such invalid, illegal, or unenforceable provision had not been contained herein.

IN WITNESS WHEREOF, the Maker has caused this note to be duly executed on its behalf as of the date first above written.

AGREED AND ACCEPTED:

/s/ T. R. Doyle	/s/ H. H. Graves
T. R. Doyle (Lender)	Global Energy, Inc. (Borrower, Maker)